                                                                    EXHIBIT 10.4

                         EXECUTIVE SEVERANCE AGREEMENT

     This EXECUTIVE SEVERANCE AGREEMENT ("Agreement") is dated as of *Effective Date* (the "Effective Date"). The parties to this Agreement ("Parties") are PIONEER CITIZENS BANK, a Nevada state-chartered bank ("Bank"), and *First Name* *Last Name* ("Executive").

A. Executive is employed by Bank in a managerial capacity, presently holding the position of Executive Vice President.

B. Bank wishes to ensure the continued availability of Executive's services in the event of a change in the control of Bank, thereby allowing Bank to maximize the benefits obtainable from any such change. To that end, Bank desires to provide incentive for Executive's continued employment with Bank.

NOW THEREFORE, Bank and Executive agree as follows:

                                   Agreement
                                   ---------

1. Effective Date and Term. As of the Effective Date, this Agreement shall be a binding obligation of the parties, not subject to revocation or amendment except by mutual consent or in accordance with its terms. The term of this Agreement ("Term") shall commence as of the Effective Date and shall expire upon Executive's termination of employment with Bank. Notwithstanding the preceding, if a definitive agreement providing for a Change in Control (defined below) is entered into (i) on or before the expiration of the Term or (ii) within sixty (60) days after Executive's termination other than for Cause, Disability, Retirement or death, then expiration of such Term, the term of this Agreement shall be extended through the Severance Protection Period (defined below).

2. Commitment of Executive. In the event that any person extends any proposal or offer which is intended to or may result in a Change in Control, defined below (a "Change in Control Proposal"), Executive shall, at Bank's request, assist Bank and/or its parent holding company, Pioneer Bancorporation ("Bancorp"), in evaluating such proposal or offer. Further, as a condition to receipt of the Severance Payment (defined below), Executive agrees not to voluntarily resign Executive's position with Bank during any period from the Executive's receipt of information of a specific Change in Control Proposal up to the consummation or abandonment of the transaction contemplated by such Proposal.

3.   Severance Payment.

     a.   Payment Events.  In the event of voluntary or involuntary termination
          --------------
          of Executive's employment with Bank, other than for Cause, Disability (each defined below) or death (i) within the Severance Protection Period after a Change in Control, or (ii) within sixty (60) days before a Change in Control, Bank will pay Executive a severance payment in the amount determined pursuant to the next section ("Severance Payment"), payable on the later of the date of termination or the date of the Change in Control. The "Severance Protection Period" shall be the period beginning on the Change of Control and continuing thereafter for (i) twenty-four (24) months plus (ii) an additional month for each year Executive has been employed with Bank up to six years, for a maximum Severance Protection Period of thirty (30) months.

     b.   Amount of Payment.  The Severance Payment shall be an amount equal to
          -----------------
          the Payment Multiple (defined below) multiplied by the sum of (i) Executive's regular monthly salary in effect as of the date of termination of employment (as reportable on Executive's IRS Form W-2, but including the amount of any voluntary deferrals of salary, and excluding any expense allowances or reimbursements, any bonuses, any gain from exercise of stock options, or any other similar non-recurring payments) and (ii) one-twelfth of Executive's most recent bonus paid (as reported on Executive's IRS Form W-2). The "Payment Multiple" shall be the number of months in the Severance Protection Period.

     c.   Limitation on Payment.  Notwithstanding anything in this Agreement to
          ---------------------
          the contrary, the Severance Payment shall not exceed an amount equal to One Dollar ($1.00) less than the amount which would cause the payment, together with any other payments received from Bank to be a "parachute payment" as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended.

     d.   Release.  Executive agrees that in exchange for the Severance Payment,
          -------
          Executive will execute a release of any and all employment-related claims against the Bank.

4. Definitions. Solely for purposes of this Agreement, the following terms shall have the meanings set forth below:

     a.   Bancorp.  "Bancorp" shall mean Pioneer Bancorporation, a Nevada
          -------
          corporation and parent company of Bank.

     b.   Cause.  "Cause" means any one or more of the following:
          -----

          (1) Willful misfeasance or gross negligence in the performance of Executive's duties;

          (2)  Conviction of a crime in connection with such duties; or

          (3) Conduct demonstrably and significantly harmful to the financial condition of the Bank.

     c.   Change in Control.  "Change in Control" shall mean either of the
          -----------------
          following:

          (1) The merger or consolidation of Bank or Bancorp into any corporation, or the merger or consolidation of any corporation into Bank or Bancorp, where at least sixty-six and two-thirds percent (66-2/3 %) of the stock of such corporation or Bank or Bancorp, as the case may be, (the "Surviving Corporation") is owned by other than the owners of the common stock of Bank or Bancorp prior to such merger or consolidation; or

          (2) The sale of substantially all of the assets of Bank or Bancorp to an entity other than Bancorp or an entity owned more than fifty percent (50%) by Bancorp.

     d.   Disability.   "Disability" shall mean a physical or mental impairment
          ----------
          which renders Executive incapable of substantially performing the essential functions of such Executive's position, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future, with or without reasonable accommodation.

     e.   Retirement.  "Retirement" shall mean voluntary termination by
          ----------
          Executive in accordance with Bank's retirement policies, including early retirement, if applicable to their salaried employees

5.   No Impact on Employment.

     a.   Not an Employment Agreement.  Nothing in this Agreement, express or
          ---------------------------
          implied, is intended to confer upon Executive the right to employment with Bank. Accordingly, except with respect to the Severance Payment, this Agreement shall have no effect on the determination of any compensation payable by Bank to Executive, or upon any of the other terms of Executive's employment with Bank. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to Executive upon a termination of employment with Bank pursuant to employee benefit plans of Bank or otherwise.

     b.   No Change in Employment Status.  Nothing in this Agreement shall
          ------------------------------
          change Executive's employment status with Bank. Unless otherwise expressly provided in a separate written agreement, (i) this Agreement shall not alter Executive's "at will" employment relationship with Bank and (ii) either Executive or Bank may terminate Executive's employment at any time with or without notice and with or without cause.

6.   Noncompetition

     a.   Participation in Competing Business.  During the period from the date
          -----------------------------------
          on which any Severance Payment is made and for twelve (12) months thereafter ("Noncompete Period"), Executive will not become involved, directly or indirectly, as a shareholder, member, partner, director, officer, manager, consultant, agent or representative of a Competing Business.

          (1)  Competing Business.  "Competing Business" means any financial
               ------------------
               institution, credit union, or trust company within the Covered Area.

          (2)  Covered Area.  "Covered Area" means the State of Nevada.
               ------------

     b.   Employment Outside Covered Area.  Nothing in this Agreement prevents
          -------------------------------
          the Executive from accepting employment outside the Covered Area from a Competing Business, if, during the Noncompete Period, the Executive:
          (i) will not act as an employee or other representative or agent of the Competing Business within the Covered Area and (ii) will have no responsibilities for the Competing Business' operations within the Covered Area.

     c.   Passive Interest.  Nothing in this Agreement prevents the Executive
          ----------------
          from owning five percent (5%) or less of any class of security of a Competing Business.

     d.   Enforceability.  If a court determines that the restrictions set forth
          --------------
          in this Section 6 are unenforceable, the maximum restrictions, term, scope or geographical area that is enforceable will be substituted in place of the unenforceable provisions.

     e.   Exception to Arbitration.  Notwithstanding Section 11(b) below, if
          ------------------------
          Executive violates this Section 6, Bank and/or Bancorp will be entitled to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies to which they may be entitled.

7. Proprietary Information. Executive acknowledges that during the course of Executive's employment with Bank, Executive shall have access to and make use of certain trade secrets and confidential information (collectively "Confidential Information"). "Confidential Information" refers to all nonpublic information relating to Bank or its business that is disclosed to or produced by Executive, or that Executive otherwise obtains during employment with Bank, including but not limited to business strategies, financial results, lists of current or future customer accounts, key persons to contact with regard to customer accounts, customer needs, contractual agreements between Bank and other individuals, strategies and ideas, and compilations of information and records owned by Bank and regularly used in operation of Bank's business. Executive agrees that Executive shall not disclose any Confidential Information, directly or indirectly, or use any of it in any way, except as required in the course of employment by Bank. Executive further agrees that all files, records, documents, drawings, specifications, lists, equipment, graphics, designs, and similar items relating to the business of Bank, including any copies whether prepared by Executive or otherwise coming into Executive's possession, shall remain the exclusive property Bank and shall not be removed from the premises of Bank without prior written consent of Bank.

8. Withholding. All payments required to be made by Bank hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9. Assignability. Bank may assign this Agreement and its rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which Bank may hereafter merge or consolidate or to which Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10. Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, Executive specifically waives the terms of and all of Executive's rights under all change-in-control agreements and severance compensation provisions of any other agreements, whether written or oral, previously entered into with Bank.

11.  General Provisions.

     a.   Choice of Law.  This Agreement is made with reference to and is
          -------------
          intended to be construed in accordance with the laws of the State of Nevada.

     b.   Arbitration.  Any dispute, controversy or claim arising out of or in
          -----------
          connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall, upon the request of any party involved, be submitted to, and settled by, arbitration pursuant to the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. The arbitrator shall render a written decision, naming the substantially prevailing party in the action, and shall award such party all costs and expenses incurred, including reasonable attorneys' fees.

     c.   Attorney Fees.  In the event of any breach of or default under this
          -------------
          Agreement which results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the prevailing party shall be entitled to recover from the non-prevailing party any and all such fees, costs and expenses, including attorney fees.

     d.   Successors.  This Agreement shall bind and inure to the benefit of the
          ----------
          Parties and each of their respective affiliates, legal representatives, heirs, successors and assigns.

     e.   Amendment.  This Agreement may be amended only in a writing signed by
          ---------
          the Parties.

     f.   Headings.  The headings of sections of this Agreement have been
          --------
          included for convenience of reference only. They shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

EXECUTED by each of the Parties effective as of the date first stated above.

BANK:                                   EXECUTIVE:

PIONEER CITIZENS BANK,                  *First Name* *Last Name*
a Nevada state-charted bank

By:_____________________________        _____________________________

Its:____________________________